As filed with the Securities and Exchange Commission on April 21, 2011

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

NETLIST, INC.

(Exact name of registrant as specified in its charter)

Delaware	95-4812784
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

51 Discovery, Suite 150

Irvine, CA 92618

(Address of Principal Executive Offices) (Zip Code)

Amended and Restated 2006 Equity Incentive Plan of Netlist, Inc.

 (Full title of the plans)

Chun K. Hong

President, Chief Executive Officer and Chairman of the Board

51 Discovery, Suite 150 Irvine, CA 92618

(949) 435-0025

(Address, including zip code and telephone number,

including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☒
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be Registered		Proposed Maximum Offering Price Per Share		Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, par value $0.001 per share	1,200,000	(1)	$2.37	(2)	$2,844,000	$330.19
(1)

In accordance with Rule 416(a) of the Securities Act of 1933, as amended, this registration statement shall also cover any additional shares of common stock which become issuable under the Amended and Restated 2006 Equity Incentive Plan (the “Plan”) by reason of any stock dividend, stock split, recapitalization or similar transaction.

(2)

Represents 1,200,000 additional shares of Common Stock authorized to be issued under the Plan. Shares available for issuance under the Plan were initially registered on a Registration Statement on Form S-8 filed with the Securities and Exchange Commission on December 18, 2006 (Registration No. 333-139435). Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(h), based on the average of the high and low sales prices of the Registrant’s Common Stock on the Nasdaq Global Market on April 18, 2011.

EXPLANATORY NOTE

This Registration Statement on Form S-8 relates solely to the registration of an additional 1,200,000 shares of Common Stock, par value $0.001 per share (“Common Stock”), of Netlist, Inc. (the “Company”) that may be offered and sold under the Amended and Restated 2006 Equity Incentive Plan of Netlist, Inc. (the “Plan”).  The terms of the Plan provide that the number of shares of Common Stock issuable pursuant to the Plan automatically increase on the first day of each calendar year by the number of shares equal to the lesser of (i) 5.0% of the issued and outstanding shares of Common Stock as of January 1 of each year and (ii) 1,200,000 shares.

This Registration Statement registers additional securities of the same class as other securities for which registration statements filed on this form relating to the same employee benefit plan are effective.  Pursuant to General Instruction E to Form S-8, the contents of the Company’s previously filed Registration Statements on Form S-8 relating to the Plan (Registration Nos. 333-139435, 333-146141, 333-151644, 333-161832, 333-165916 and 333-168330) filed with the Securities and Exchange Commission (the “Commission”) on December 18, 2006, September 18, 2007, June 13, 2008, September 10, 2009, April 6, 2010 and July 27, 2010, respectively, are hereby incorporated by reference herein to the extent not otherwise amended or superseded by the contents hereof.

Item 8.  Exhibits.

Reference is made to the Exhibit Index.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Irvine, State of California, on this 21st day of April, 2011.

NETLIST, INC.

By:	/s/ Chun K. Hong
Chun K. Hong
President, Chief Executive Officer and Chairman of the
Board

POWER OF ATTORNEY

We, the undersigned officers and directors of Netlist, Inc., hereby severally constitute and appoint Chun K. Hong and Gail Sasaki, each of them singly, our true and lawful attorneys-in-fact and agents with full power and authority to sign any and all amendments (including post-effective amendments) and supplements to this Registration Statement, and any additional registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, for the same offering contemplated by this Registration Statement, and to file the same, with exhibits and any and all other documents and instruments filed with respect thereto, with the Securities and Exchange Commission (or any other governmental or regulatory authority), granting unto said attorneys-in-fact and agents, and each of them, full power and authority in the name and on behalf of each of the undersigned to do and to perform each and every act and thing requisite and necessary or advisable to be done in order to effectuate the same as fully as to all intents and purposes as he might or could do if personally present, hereby ratifying and confirming all that said attorneys-in-fact and agents, and/or any of them or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title(s)	Date

/s/ Chun K. Hong	President, Chief Executive Officer and	April 21, 2011
Chun K. Hong	Chairman of the Board (Principal Executive Officer)

/s/ Gail Sasaki	Vice President and Chief Financial Officer	April 21, 2011
Gail Sasaki	(Principal Financial Officer and Principal Accounting Officer)

/s/ Richard J. Char	Director	April 21, 2011
Richard J. Char

/s/ Nam Ki Hong	Director	April 21, 2011
Nam Ki Hong

/s/ Thomas F. Lagatta	Director	April 21, 2011
Thomas F. Lagatta

/s/ Alan H. Portnoy	Director	April 21, 2011
Alan H. Portnoy

INDEX TO EXHIBITS

4.1

Restated Certificate of Incorporation of Netlist, Inc. (Incorporated by reference to the Company’s registration statement on Form S-1 (No. 333-136735) filed with the Securities and Exchange Commission on October 23, 2006).

4.2

Amended and Restated Bylaws of Netlist, Inc. (Incorporated by reference to the Company’s registration statement on Form S-1 (No. 333-136735) filed with the Securities and Exchange Commission on October 23, 2006).

4.3

Amended and Restated 2006 Equity Incentive Plan of Netlist, Inc. (Incorporated by reference to exhibit 10.1 of the quarterly report on Form 10-Q of the registrant filed with the Securities and Exchange Commission on August 12, 2010).

*5.1	Opinion of Morrison & Foerster LLP.

*23.1	Consent of KMJ Corbin & Company LLP.

*23.2	Consent of Morrison & Foerster LLP (included in Exhibit 5.1).

*24.1	Power of Attorney (included on signature page hereto).

* Filed herewith